Exhibit 21.1

SUBSIDIARIES OF ZYNGA INC.

Rising Tide Games, Inc. (Delaware)

PuzzleSocial, Inc. (Delaware)

Spooky Cool Labs LLC (Delaware)

Town’s End Studios LLC (Delaware)

Big Dog Holdings LLC (California)

Zynga Game Canada Ltd. (Canada)

Zynga Game Ireland Limited (Ireland)

Zynga Game International Limited (Ireland/Jersey)

Zynga Game Network India Private Limited (India)

NaturalMotion Limited (United Kingdom)

NaturalMotion Games Limited (United Kingdom)

NaturalMotion Software Limited (United Kingdom)

Gram Games Limited (United Kingdom)

Zynga Finland Oy (Finland)

Small Giant Games Oy (Finland)

Gram Games Teknoloji A.S. (Turkey)

Zynga Turkey Oyun Anonim Şirketi (Turkey)